Exhibit 10.1

Chiesi Farmaceutici S.p.A.

Via Palermo 26/1 – 43122 Parma, Italy

May 10, 2012

Commitment Letter

Cornerstone Therapeutics, Inc.

1255 Crescent Green Drive

Suite 250

Cary, NC 27518

Attention:	Vincent T. Morgus, CFO
Craig A. Collard, CEO

Ladies and Gentlemen:

You have advised Chiesi Farmaceutici S.p.A. (“Chiesi” “we”, “us” or the “Commitment Party”) that you intend to acquire the Target and consummate the other transactions described in the introductory paragraph of Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them in the Term Sheet.

In connection with the entering into of the Facility and the other transactions described in the introductory paragraph of Exhibit A hereto, Chiesi is pleased to advise you of its commitment to provide the entire aggregate principal amount of the Facility subject to the satisfaction of the conditions precedent set forth on Exhibit A hereto and set forth herein.

This Commitment Letter and the Summary of Terms and Conditions attached as Exhibit A (the “Term Sheet”) set forth the principal terms and conditions on and subject to which Chiesi is willing to make available the Facility.

It is agreed that Chiesi (or an affiliate designated by it) will act as administrative agent and collateral agent in respect of the Facility (in such capacity, the “Agent”).

Prior to and until the Closing Date of the Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financings by or on behalf of the Company or the Target or any of their respective affiliates without the consent of Chiesi; provided, that, the Company may enter into capitalized leases and swap or hedging agreements in the normal course of business.

Chiesi will not be subject to any fiduciary or other implied duties in connection with its actions hereunder. Additionally, the Company acknowledges and agrees that Chiesi, in its capacity as a Lender or the Agent, is not advising the Company as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and Chiesi shall have no responsibility or liability to the Company with respect thereto.

Chiesi’s commitment to fund the Facility on the Closing Date hereunder is subject solely to: (a) there not occurring or becoming known to Chiesi a Company Material Adverse Effect (as defined in the Acquisition Agreement and incorporated herein by reference); (b) the closing of the Facility on or before July 30, 2012; and (c) the other conditions set forth on Exhibit A hereto.

Notwithstanding anything in this Commitment Letter (including each Exhibit attached hereto) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations relating to the Company, the Guarantors (as defined in Term Sheet), the Target, your and their respective subsidiaries and your and their respective businesses, the making of which shall be a condition to the availability of the Facility on the Closing Date shall be (i) the representations made by or with respect to the Target in the Acquisition Agreement (as defined in Exhibit A) as are material to the interests of Chiesi, but only to the extent that the Company has the right to terminate its obligations under the Acquisition Agreement, or decline to consummate the Acquisition, as a result of a breach of such representation in the Acquisition Agreement, and (ii) the Specified Representations (as defined below), and (b) the terms of the applicable Facility Documentation shall be in a form such that they do not impair the availability of the Facility on the Closing Date if the conditions set forth herein and in the Term Sheet hereto are satisfied (it being understood that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement, or the delivery of stock certificates) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such security interest(s) will not constitute a condition precedent to the availability of the Facility on the Closing Date but such security interest(s) will be required to be perfected after the Closing Date pursuant to arrangements to be mutually agreed by the Agent and the Company. As used herein, “Specified Representations” means representations and warranties of the Company and the Guarantors to be set forth in the Facility Documentation (as defined in Exhibit A) relating to incorporation or formation; organizational power and authority; due execution, delivery and enforceability of the applicable Facility Documentation; solvency; not conflicting with laws or organizational documents; and, subject to the limitations on perfection of security interests set forth in the preceding sentence, the creation, validity, perfection and priority (subject to certain mutually agreed upon permitted encumbrances) of the security interests granted in the proposed collateral. This paragraph, and the provisions herein, shall be referred to as the “Conditions Limitations Provisions”.

Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with proceeds of the Facility, the Commitment Party will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facility in a manner consistent with the Acquisition Agreement. Notwithstanding anything in this Commitment Letter, the Facility Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions to the availability of the Facility on the Closing Date are set forth herein, in the Term Sheet under the heading “Conditions Precedent” and as set forth in Schedule 1 of the Term Sheet and upon satisfaction of such conditions, the funding of the Facility shall occur; it being understood that the substance of this provision shall be included and reflected in the definitive loan agreement.

You agree (a) to indemnify and hold harmless Chiesi, its affiliates and its directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with any claim, action or proceeding relating to this Commitment Letter, the Facility, the use of the proceeds thereof, the Transactions or any related transaction contemplated hereby or any claim,

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litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto or whether brought by the Company, the Target, any Guarantor (as defined in the Term Sheet), or any other party, and to reimburse each indemnified person upon demand for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from (i) the willful misconduct, gross negligence or bad faith of such indemnified person, (ii) a material breach of the material obligations of such indemnified person or any of such indemnified person’s affiliates under this Commitment Letter or the Facility Documentation or (iii) any proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (other than any proceeding against Chiesi in its capacity or in fulfilling its role as Agent or any agency or similar role under the Facility), and (b) to reimburse Chiesi and its affiliates from time to time on demand, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including, but not limited to reasonable expenses of Chiesi’s consultants’ fees, travel expenses and reasonable and documented fees, disbursements and charges of counsel to Chiesi) and of a single local counsel in each applicable jurisdiction retained by Chiesi, in each case incurred in connection with the Facility and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification, waiver or enforcement thereof. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facility Documentation upon execution thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent such damages are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such indemnified person. In addition, no indemnified person shall be liable for any special, indirect, consequential or punitive damages in connection with the Facility.

You shall not be liable for any settlement of any proceeding effected without your consent (such consent not to be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such proceeding, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other indemnification provisions. Notwithstanding anything herein to the contrary, if at any time an indemnified person shall have requested indemnification in accordance with this Commitment Letter, you shall be liable for any settlement referred to in the immediately preceding sentence effected without your consent if (a) such settlement is entered into more than 30 days after receipt by you of such request for such indemnification and (b) you shall not have provided such indemnification in accordance with such request prior to the date of such settlement.

You further acknowledge and agree, with respect to the Transaction and the financing contemplated hereby, that (a) no fiduciary, advisory or agency relationship between you and Chiesi is intended to be or has been created in respect of the Facility contemplated by this Commitment Letter, irrespective of whether Chiesi has advised or is advising you on other matters, (b) Chiesi, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of Chiesi in respect of the Facility contemplated hereby, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that Chiesi is engaged in a broad range of transactions that may involve interests that differ from your interests and that Chiesi has no obligation to disclose such interests and transactions to you, (e) you have consulted your own legal, accounting, regulatory and tax

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advisors to the extent you have deemed appropriate, (f) Chiesi has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity in respect of the Facility contemplated hereby and (g) Chiesi has no obligation to you or your affiliates with respect to the Facility contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by Chiesi and you or any such affiliate.

This Commitment Letter shall not be assignable by you without the prior written consent of Chiesi (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and Chiesi. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto) is the only agreement that has been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter and any claim, controversy or dispute arising under or related to this Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided that it is understood and agreed that (x) whether there shall have occurred a Company Material Adverse Effect, (y) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and (z) whether the representation and warranties made by the Company in the Acquisition Agreement are accurate shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The Company consents to the jurisdiction and venue of any state or federal courts located in the County and City of New York. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the County and City of New York and any claim that any such legal proceeding has been brought in an inconvenient forum and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Term Sheet, the transactions contemplated hereby or the performance of services hereunder. Each party hereto agrees not to bring any claim, controversy or dispute arising under or related to this Commitment Letter in any jurisdiction or venue other than the state or federal courts located in the County and City of New York.

You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto and the contents of each thereof, or the activities of Chiesi pursuant hereto or thereto, to any person or entity without prior written approval Chiesi (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to your officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders on a confidential and need-to-know basis, (b) if Chiesi consents in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter and the contents hereof to the Target and its respective officers, directors, agents,

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employees, attorneys, accountants, advisors, controlling persons or equity holders, on a confidential and need-to-know basis and (ii) you may disclose the Commitment Letter and its contents in connection with any public filing relating to the Transactions.

Chiesi and its affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent Chiesi and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case Chiesi agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any governmental and/or regulatory authority having jurisdiction over Chiesi or any of their respective affiliates, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by Chiesi or any of its affiliates in violation of any confidentiality obligations owing to you, the Target or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by Chiesi from a third party that is not, to Chiesi’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Target or any of your or their respective affiliates, (e) to the extent that such information is independently developed by Chiesi, (f) to Chiesi’s affiliates and to its and their respective employees, legal counsel, independent auditors, professionals, rating agencies and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and have been advised of their obligations to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Company, the Target or any of your subsidiaries or (h) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or potential or prospective Lenders, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such lender or potential or prospective Lender, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and Chiesi. Chiesi’s and its affiliates’, if any, obligations under this paragraph shall (i) if the initial funding under the definitive documentation relating to the Facility occurs, terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Facility or (ii) if the initial funding under the definitive documentation relating to the Facility does not occur, survive the termination of this Commitment Letter and shall automatically terminate and be of no further effect two years from the date hereof.

Chiesi hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company and each Guarantor (as defined in the Term Sheet), which information includes names and addresses and other information that will allow Chiesi to identify the Company and each Guarantor in accordance with the Patriot Act.

The compensation (if applicable), reimbursement, indemnification, confidentiality, governing law, submission to jurisdiction and waiver of jury trial provisions contained herein and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us executed counterparts hereof not later than 5:00 p.m., New York City time, on May 14, 2012. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. If you do so execute and deliver to us this Commitment Letter, we agree to hold our commitment available for you until the earliest of (i) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement in accordance with its terms, (ii) the consummation of the Acquisition with or without the funding of the Facility and (iii) 5:00 p.m. New York City time, on July 30, 2012 (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of Chiesi hereunder shall automatically terminate unless Chiesi shall, in its sole discretion agree to an extension in writing.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

CHIESI FARMACEUTICI S.P.A.

By:	/s/ Alberto Chiesi
Name: Alberto Chiesi
Title: President

Accepted and agreed to as of the date first above written:

CORNERSTONE THERAPEUTICS, INC.

By:	/s/ Craig A. Collard
Name: Craig A. Collard
Title: CEO

Exhibit A

CORNERSTONE THERAPEUTICS INC.

TERM LOAN FACILITY

Summary of Terms and Conditions

Cornerstone Therapeutics, Inc., a Delaware corporation (the “Company”), intends to acquire (the “Acquisition”) EKR Holdings, Inc. and its subsidiaries (the “Target”), all as previously described to Chiesi Farmaceutici S.p.A. The Company intends to consummate the Acquisition pursuant to an Agreement and Plan of Merger (together with all exhibits, schedules, annexes and other disclosure letters thereto, the “Acquisition Agreement”), by and among the Company, EKR Holdings, Inc., EKR Therapeutics, Inc. and Stone Acquisition Sub, Inc., pursuant to which the Company will acquire, directly or indirectly, all of the equity interests of Target. Following the Acquisition and the merger with Stone Acquisition Sub, Inc., the Target will be a wholly owned subsidiary of the Company. In connection therewith the Company will obtain up to $90.0 million in commitments under a senior secured term loan facility (the “Facility”) and the proceeds of the Facility and cash on hand at the Company and the Target on the Closing Date will be applied (a) to pay the cost of acquiring all of the capital stock of the Target and (b) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

Set forth below is a summary of the terms and conditions for the Facility.

Borrower:	Cornerstone Therapeutics, Inc. (the “Company”, the “Borrower” or “you”).

Guarantors:	All domestic subsidiaries of the Company (including the Target, after giving effect to the Acquisition) (individually, a “Guarantor” and collectively, “Guarantors”, and together with Borrower, individually, a “Loan Party” and collectively, the “Loan Parties”).

Administrative and Collateral Agent:	Chiesi Farmaceutici S.p.A. (in such capacity, the “Agent”).

Lenders:	Chiesi Farmaceutici S.p.A and other parties that become parties to the financing arrangements as lenders (collectively, the “Lenders”).

Facility:	The Facility will consist of: (a) a Term Loan A of up to $60,000,000 (“Term Loan A”) and (b) a Term Loan B of up to $30,000,000 (“Term Loan B” and together with Term Loan A, the “Term Loans”). Each of the Term Loans will be fully drawn on the Closing Date (as defined below).

Amortization:	The Term Loan A will be repaid in consecutive quarterly installments of principal commencing on December 31, 2014 and on the last day of each fiscal quarter thereafter. The amount of each quarterly installment will be equal to $3,500,000, with the final installment to be in the then remaining balance of the Term Loan A (and including principal, accrued and unpaid interest and other amounts).

Optional Prepayments:	The Term Loans may be prepaid, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and multiples to be agreed, without premium or penalty and will be applied first, to installments of principal of Term Loan A ratably to remaining installments, then to any remaining amounts outstanding on the Term Loan A and finally to the Term Loan B.

Mandatory Prepayments:

The Borrower will be required to prepay the Term Loans plus accrued and unpaid interest from the net proceeds of the sale of any assets outside the ordinary course of business (including as a result of casualty or condemnation and excluding sales of inventory, obsolete or worn-out property, property no longer useful in such person’s business and other customary exceptions to be agreed), and the issuance of any equity (collectively, the “Net Proceeds”), in each case, to extent such aggregate Net Proceeds exceeds $5,000,000, subject, in the case of sale of assets, casualty and condemnation, to a customary reinvestment option of not more than 180 days. Repayments shall be applied first, to installments of principal of Term Loan A ratably to remaining installments and thereafter to any remaining amounts outstanding on the Term Loan A. After the Term Loan A has been repaid in full, the Borrower shall apply Net Proceeds to repay the Term Loan B at the Lenders’ election.

The Borrower will be required to prepay the Term Loan A in an amount equal to the applicable ECF Percentage below multiplied by the Excess Cash for such fiscal year, beginning with the fiscal year ending December 31, 2013.

ECF Percentage	Senior Leverage Ratio
50%	above 2:1

0%	below 2:1

“Senior Leverage Ratio” shall mean as of any date for which it is to be determined, the ratio of (i) the sum of all outstanding secured indebtedness as of such date plus the aggregate face amount expressed in Dollars of all drafts which may then or thereafter be presented by beneficiaries under all letters of credit issued for the account of any Loan Party outstanding as of such date plus (without duplication), the face amount of all drafts which have been presented or accepted under all letters of credit issued for the account of any Loan Party but have not yet been paid or have been paid but not reimbursed to (ii) EBITDA for the most recently ended twelve-month period for which monthly financial statements are available.

“EBITDA” shall mean for any fiscal period of an entity, that entity’s net income adjusted by (i) adding thereto (x) the entity’s net interest expense, provision for income taxes, depreciation and amortization expense, other non-cash charges that were deducted in computing net income for the period, (y) reasonable transaction costs incurred in connection with any permitted acquisition, and (z) for any such permitted acquisition, restructuring charges, cost savings, operating expense reductions and synergies projected to be achieved within 12 months of the closing date of such acquisition, in an aggregate amount under this clause (z) not to exceed an amount to be agreed upon by the Agent; (ii) excluding the amount of any extraordinary gains or losses and gains or losses from sales of assets other than inventory in the ordinary course of business and other non-recurring extraordinary charges; and (iii) excluding the amount of any gain recognized from the write-off of negative goodwill.

“Excess Cash” shall mean, as of any date of determination, an amount equal to (a) EBITDA for the most recently completed fiscal year of the Borrower, minus (b) in each case, the sum (without duplication) of: (i) capital expenditures made in cash and not financed and not paid for with insurance proceeds during such period and consideration paid in respect of the Acquisition (including existing contingent obligations of Target), other permitted acquisitions and existing contingent obligations disclosed to the Agent, (ii) any interest expense paid in cash during such period, (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period, (iv) the aggregate amount of tax dividends and distributions paid in cash by the Borrower and permitted under the Facility Documentation, (v) prepayments or repayments of the Term Loans in cash by Borrower during such period and (vi) any transaction costs, restructuring charges, cost savings, operating expense reductions and synergies projected to be achieved with respect to any permitted acquisition solely to the extent included in the calculation of EBITDA.

Interest and Fees:

Interest on the Term Loan A shall accrue at 7.5% per annum. Interest on the Term Loan B shall accrue at 6.5% per annum.

Interest shall be payable in arrears at the end of each fiscal quarter of the Borrower and on the maturity date.

After an event of default and for so long as the same is continuing interest shall be 2.0% greater than the otherwise applicable interest rate.

All per annum rates and fees will be computed on basis of actual days elapsed over a 365 day year.

Conversion Option:

Subject to Company Stockholder Approval, during the Conversion Period, the Lenders shall have the option, exercisable in their sole discretion, to convert (the “Conversion”) all or a portion of the Term Loan B into unregistered common stock of the Company, at a conversion price equal to $7.098 per share.

Conversion Period shall begin on the date of Company Stockholder Approval and end 24 months thereafter.

“Company Stockholder Approval” shall mean the requisite approval of the stockholders of the Company of the Conversion. The Company shall covenant to use its best efforts to obtain Company Stockholder Approval immediately after the closing.

Security:

Subject to the limitations set forth below in this section, to secure all obligations of the Borrower under the Facility, first priority (subject to certain specified permitted liens), perfected security interests in and liens upon substantially all of each Loan Party’s present and future assets, including all accounts, general intangibles, chattel paper, documents, instruments (including any promissory notes), supporting obligations, letters of credit, letter-of-credit rights, deposit accounts (but not deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees), investment property (including any stock or other equity or ownership interests in the subsidiaries of each Loan Party), inventory, equipment, real property and fixtures, and all products and proceeds thereof (the “Collateral”).

Notwithstanding anything to the contrary contained herein, the perfection of Collateral shall not include (i) shares of any subsidiary that is a “controlled foreign corporation” in excess of sixty-five percent of all of the issued and outstanding shares of capital stock of such subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2) if a pledge of a greater percentage would result in adverse tax consequences to the Company or the assets of such “controlled foreign corporation” if it would result in adverse tax consequences to the Company, (ii) motor vehicles, (iii) items of minimal value that are not capable of being perfected by the filing of financing statements under the Uniform Commercial Code, (iv) commercial tort claims less than a de minimis value to be agreed upon, (v) any letter of credit rights which either (A) have a face amount less than a de minimis amount to be mutually agreed or (B) support an obligation with a duration not longer than a term to be mutually agreed and (vi) leasehold interests in real estate. As to specific items of Collateral, the Agent may determine not to perfect its security interest therein based on the value thereof relative to the costs of such perfection.

Use of Proceeds:	The proceeds of the Term Loans will be used by the Borrower, together with cash on hand of the Borrower and the Target to provide funds to finance a portion of the Acquisition and to pay the Transaction Costs.

Closing Date:	The Lenders will make the Term Loans simultaneously with the consummation of the Acquisition, the “Closing Date.”

Term:	5 years from the Closing Date.

Documentation:	Definitive loan documentation (collectively, the “Facility Documentation”), including, without limitation, a credit agreement, security agreements, pledge agreements, guarantees, control agreements, UCC financing statements, customary opinion letters of counsel to Borrower and Guarantors and other agreements and documents related to the foregoing and ancillary documents entered into in connection therewith, and will contain customary conditions to borrowing, representations, warranties, covenants and events of default, together with other customary loan document provisions and other terms and provisions to be mutually agreed.

Representations and Warranties:	Representations shall include only (with customary materiality qualifications and exceptions thereto to be mutually agreed upon): financial statements; absence of undisclosed liabilities; no material adverse change; corporate existence and organization; compliance with law; corporate power and authority; enforceability of Facility Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; ERISA; subsidiaries; capitalization; due authorization; material contracts; investments; environmental matters; labor matters; accuracy and completeness of disclosure; Regulation T,U and X, Investment Company Act, Patriot Act/FCPA; solvency; insurance, real property; and creation and perfection of security interests.

Affirmative Covenants:	Affirmative Covenants shall include only (with customary materiality qualifications and exceptions thereto to be mutually agreed upon): maintenance of existence, property, insurance and material intellectual property; accounting in accordance with GAAP; engaging in same business or businesses reasonably related thereto; compliance with laws and regulations; payment of taxes and other charges that can result in priming liens; books and records; visitation and inspection; list of deposit accounts; use of proceeds; and future guarantors/collateral.

Reporting Requirements:	Reporting Requirements shall include only: delivery of publicly available financial statements which shall be deemed to be made available to the Agent and the Lenders upon the Borrower’s posting such statements to the Borrower’s public website; and customary notifications, including, without limitation, notice of any default, material litigation, ERISA events or material adverse change. The Borrower shall in no event be required to deliver material non-public financial information to the Agent or any of the Lenders.

Negative Covenants:

Negative Covenants shall include only (with customary materiality qualifications and exceptions thereto to be mutually agreed upon): restrictions on indebtedness and guaranties; liens; mergers, consolidations and acquisitions; sale of assets; engaging in business other than current business and those reasonably related thereto; investments; dividends, redemptions and other payments on junior capital; affiliate transactions; covenants limiting dividends or loans made from subsidiaries to the Borrower or on the ability of the Borrower or any subsidiary to grant liens; sale/leaseback transactions; speculative hedging; and change in fiscal year.

The negative covenants will expressly allow the Borrower to enter into an agreement for a working capital facility in an aggregate amount not to exceed $25,000,000 which may be secured on a pari passu basis subject to an intercreditor agreement reasonably satisfactory to the Agent and the Lenders.

Events of Default:	Customary for facilities and transactions of this type, including, without limitation, nonpayment of principal, nonpayment of interest or other amounts (subject to grace and notice); violation of covenants (subject to cure); incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency of any Loan Party (subject to cure); material monetary judgments; ERISA events; failure of liens to be valid or perfected through action or inaction of the Borrower or any Guarantor, and actual or asserted invalidity of guarantees.

Conditions Precedent:	The conditions precedent to the Term Loans will consist of (a) the accuracy of representations and warranties in the Facility Documentation in all material respects (except where qualified by materiality, then just the accuracy thereof), (c) the absence of any default or event of default at the time of, and after giving effect to the making of the Term Loans and (c) those conditions precedent set forth on Schedule 1 hereto. Notwithstanding the foregoing, the only conditions to the availability of the Facility on the Closing Date shall be the conditions set forth herein as set forth in Schedule 1 hereto and in the Commitment Letter; it being understood that the substance of this provision shall be included and reflected in the definitive loan agreement

Assignments; Participations:	Each Lender will be permitted to make assignments of the Term Loans in a minimum amount equal to $10.0 million to other institutions approved by Agent and the Borrower, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that, (i) the approval of the Borrower shall not be required at any time that an event of default has occurred and is continuing, (ii) the approval of the Company shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, or for any participation and (iii) no assignment or participation may be made to a competitor of the Loan Parties (other than affiliates of any Lender). No assignment or participation may be made to natural persons.

Required Lenders:	Lenders holding more than 50% of the Term Loans.

Governing Law:	New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York.

Expenses, Waivers and Indemnity:

The Loan Parties will, from and after the Closing Date, pay all of the reasonable and documented out-of-pocket expenses and costs of the Agent, including, without limitation, legal costs and expenses of Agent (and, following the occurrence and during the continuance of an event of default, legal costs and expenses of the Lenders in connection with obtaining payment of the obligations under and otherwise enforcing the provisions of the Facility Documentation), filing and search charges and recording taxes, plus other reasonable and documented out-of-pocket expenses.

Waivers to include, but not be limited to a waiver by Agent, Lenders and each Loan Party of its rights to jury trial; waiver by each Loan Party of claims for damages in respect of any breach or alleged breach by the Agent or any Lender of any of the Facility Documentation (other than resulting from gross negligence or willful misconduct as determined pursuant to a final, non-appealable order of a court of competent jurisdiction); provided that neither Agent nor Lenders shall be liable for any special, indirect, punitive or consequential damages.

The Loan Parties shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, agent, representatives and employees from and against all losses, claims, damages, expenses, or liabilities arising out of any litigations, investigation or proceeding related to the Facility, except gross negligence, willful misconduct or bad faith of such indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.

USA PATRIOT Act:	Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies the Loan Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify such person in accordance with the Act. Loan Parties are hereby advised that any commitment that might at any time be issued is subject to satisfactory results of such verification.

Counsel to the Agent:	Morgan, Lewis & Bockius LLP

Counsel to the Company:	Clifford Chance US LLP

Schedule 1 – Conditions Precedent

The availability of the Facility, in addition to those set forth in the Commitment Letter, shall be subject to the satisfaction of the following conditions. Capitalized terms used but not defined herein have the meanings given in the Term Sheet.

(a) Each Loan Party shall have executed and delivered satisfactory Facility Documentation for the Facility as further described in the Term Sheet and consistent with the Commitment Letter. The Agent, for the benefit of itself and the Lenders, shall hold perfected, first priority security interests in and liens upon the Collateral and the Agent shall have received such evidence of the foregoing as it reasonably requires.

(b) The terms of the Acquisition Agreement (including, for the avoidance of doubt, all exhibits, schedules, annexes and other disclosure letters thereto) shall be reasonably satisfactory to the Agent and the Lenders. The Acquisition shall be consummated in all material respects in accordance with the terms of the Acquisition Agreement concurrently with the initial funding of the Facility without giving effect to any waivers, amendments, consents or supplements by you to the Acquisition Agreement that are material and adverse to the Lenders as reasonably determined by the Agent.

(c) The Lenders and the Agent, shall have received all expenses required to be paid on or before the Closing Date.

(d) The Agent shall have received legal opinions (including opinions (i) from counsel to the Company, (ii) if agreed by opining counsel, delivered pursuant to the Acquisition Agreement, accompanied by reliance letters in favor of the Lenders and (iii) from such special and local counsel (limited to one local counsel for each jurisdiction) as may be required by the Agent) and a chief financial officer’s solvency certificate in the form reasonably acceptable to the Agent.